EXHIBIT 10.QQ


STOCK PURCHASE AGREEMENT
BETWEEN

BELL ATLANTIC TRICON LEASING CORPORATION
AND
GREYHOUND FINANCIAL CORPORATION




Dated as of March 4, 1994

                                  CONTENTS

ARTICLE I  PURCHASE AND SALE OF STOCK . . . . . . . . . . . . . . . . . .  2
                1.1  Transfer of Stock  . . . . . . . . . . . . . . . . .  2
                1.2  Consideration  . . . . . . . . . . . . . . . . . . .  2
ARTICLE II  CLOSING2
                2.1  The Closing  . . . . . . . . . . . . . . . . . . . .  2
                2.2  Delivery of and Payment for Company
                     Common Stock; Guaranty   . . . . . . . . . . . . . .  2
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . .  3
                3.1  Corporate Organization, Etc  . . . . . . . . . . . .  3
                3.2  Capital Stock  . . . . . . . . . . . . . . . . . . .  3
                3.3  Ownership of Stock   . . . . . . . . . . . . . . . .  3
                3.4  Subsidiaries   . . . . . . . . . . . . . . . . . . .  4
                3.5  Authorization, Etc   . . . . . . . . . . . . . . . .  4
                3.6  No Conflict  . . . . . . . . . . . . . . . . . . . .  5
                3.7  SEC Filings  . . . . . . . . . . . . . . . . . . . .  5
                3.8  Compliance with Law; Governmental
                     Authorizations   . . . . . . . . . . . . . . . . . .  6
                3.9  No Violation   . . . . . . . . . . . . . . . . . . .  6
                3.10 Consents and Approvals   . . . . . . . . . . . . . .  6
                3.11     Title to Properties  . . . . . . . . . . . . . .  6
                3.12 No Material Adverse Change   . . . . . . . . . . . .  7
                3.13 Certain Agreements   . . . . . . . . . . . . . . . .  7
                3.14 Brokers and Finders  . . . . . . . . . . . . . . . .  7
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . .  8
                4.1  Corporate Organization   . . . . . . . . . . . . . .  8
                4.2  Authorization, Etc   . . . . . . . . . . . . . . . .  8
                4.3  No Conflict  . . . . . . . . . . . . . . . . . . . .  8
                4.4  Acquisition for Investment   . . . . . . . . . . . .  9
                4.5  Brokers and Finders  . . . . . . . . . . . . . . . .  9
                4.6  Financial Statements and Reports   . . . . . . . . .  9
                4.7  Absence of Adverse Changes   . . . . . . . . . . . . 10
                4.8  Availability of Financing  . . . . . . . . . . . . . 10
ARTICLE V  COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . 10
                5.1  Conduct of Business  . . . . . . . . . . . . . . . . 10
                5.2  Access to Books, Records and
                     Properties   . . . . . . . . . . . . . . . . . . . . 11
                5.3  Filings and Consents   . . . . . . . . . . . . . . . 12
                5.4  Tax Matters  . . . . . . . . . . . . . . . . . . . . 13
                5.5  Employee Benefits and Employment   . . . . . . . . . 15
                5.6  Completion of the Restructuring; Asset
                     Purchase Agreement   . . . . . . . . . . . . . . . . 15
                5.7   Notification of Certain Events  . . . . . . . . . . 16
                5.8  Covenant to Satisfy Conditions   . . . . . . . . . . 16
                5.9  Non-Solicitation of Employees  . . . . . . . . . . . 16
                5.10 Confidentiality  . . . . . . . . . . . . . . . . . . 16
                5.11 Certain Key Employees  . . . . . . . . . . . . . . . 17
                5.12 SEC Filings  . . . . . . . . . . . . . . . . . . . . 18
ARTICLE VI  CONDITIONS TO OBLIGATIONS OF SELLER . . . . . . . . . . . . . 18
                6.1  Representations and Warranties   . . . . . . . . . . 18
                6.2  Performance  . . . . . . . . . . . . . . . . . . . . 18
                6.3  Officer's Certificate  . . . . . . . . . . . . . . . 18
                6.4  Injunctions  . . . . . . . . . . . . . . . . . . . . 18
                6.5  Governmental Filings and Consents  . . . . . . . . . 18
                6.6  Opinion of Counsel   . . . . . . . . . . . . . . . . 19
                6.7  Other Documents  . . . . . . . . . . . . . . . . . . 19
                6.8  Absence of Credit Change   . . . . . . . . . . . . . 19
ARTICLE VII  CONDITIONS TO OBLIGATIONS OF BUYER . . . . . . . . . . . . . 19
                7.1  Representations and Warranties   . . . . . . . . . . 19
                7.2  Performance  . . . . . . . . . . . . . . . . . . . . 19
                7.3  Officer's Certificate  . . . . . . . . . . . . . . . 19
                7.4  Injunctions  . . . . . . . . . . . . . . . . . . . . 19
                7.5  Governmental Filings and Consents;
                     Third Party Consents   . . . . . . . . . . . . . . . 20
                7.6  Opinion of Counsel   . . . . . . . . . . . . . . . . 20
                7.7  Resignations   . . . . . . . . . . . . . . . . . . . 20
                7.8  Other Documents  . . . . . . . . . . . . . . . . . . 20
ARTICLE VIII  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . 20
                8.1  Termination  . . . . . . . . . . . . . . . . . . . . 20
                8.2  Effect of Termination  . . . . . . . . . . . . . . . 21
                8.3  Break Fee  . . . . . . . . . . . . . . . . . . . . . 21
ARTICLE IX  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . 21
                9.1  Survival of Representations and
                     arranties  . . . . . . . . . . . . . . . . . . . . . 21
                9.2  Fees and Expenses  . . . . . . . . . . . . . . . . . 22
                9.3  Governing Law  . . . . . . . . . . . . . . . . . . . 22
                9.4  Amendment  . . . . . . . . . . . . . . . . . . . . . 22
                9.5  No Assignment  . . . . . . . . . . . . . . . . . . . 23
                9.6  Waiver   . . . . . . . . . . . . . . . . . . . . . . 23
                9.7  Notices  . . . . . . . . . . . . . . . . . . . . . . 23
                9.8  Complete Agreement   . . . . . . . . . . . . . . . . 24
                9.9  Publicity  . . . . . . . . . . . . . . . . . . . . . 24
                9.10 Headings   . . . . . . . . . . . . . . . . . . . . . 24
                9.11 Severability   . . . . . . . . . . . . . . . . . . . 25
                9.12 No Third Party Beneficiaries   . . . . . . . . . . . 25
                9.13 Counterparts; Facsimile Signatures   . . . . . . . . 25

SCHEDULES
                3.4  Subsidiaries
                3.10 Consents and Approvals
                4.3  No Conflict Exceptions
ANNEXES
                A    Form of Assets Purchase Agreement
                B    Modifications of Certain Restructuring
                     Documentation
                C    Opinion of Counsel to Buyer
                D    Opinion of Counsel to Seller and the
                     Company

STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of March 4, 1994, by and between Bell Atlantic TriCon Leasing Corporation, a Delaware corporation ("Seller"), and Greyhound Financial Corporation, a Delaware corporation ("Buyer").
          WHEREAS, TriCon Capital Corporation, a Delaware corporation (the "Company"), has 13,500,000 issued and outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), all of which are owned by Seller.
          WHEREAS, the Company has filed a registration statement on Form S-1 (File No. 33-72748) with the Securities and Exchange Commission ("SEC"), and three amendments thereto. As used herein, the term "Registration Statement" refers to such registration statement, as amended through February 23, 1994.
          WHEREAS, at or prior to the Closing referred to herein, the Company intends to acquire from Seller the business, properties and assets, and assume the liabilities (collectively, the "Predecessor Business") described in the preliminary prospectus dated February 23, 1994 included in Amendment No. 3 to the Registration Statement (the "Preliminary Prospectus") in a series of transactions described in the Preliminary Prospectus as comprising the restructuring, as such restructuring is modified by the terms hereof (the "Restructuring").
          WHEREAS, upon completion of the Restructuring, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Company Common Stock, subject to the terms and conditions of this Agreement.
          WHEREAS, Buyer is willing to guaranty unconditionally indebtedness of the Company pursuant to the Term Credit Agreement (the "Term Credit Agreement") to be entered into between the Company and Seller in connection with the Restructuring (the "Guaranty").
          NOW, THEREFORE, in consideration of the mutual premises and covenants, agreements, representations and warranties contained in this Agreement, Seller and Buyer agree as follows:
     ARTICLE I
     PURCHASE AND SALE OF STOCK
          1.1  Transfer  of Stock.    On the  Closing  Date (as  defined  in
Section 2.1 hereof) and subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer and deliver to Buyer all of the Company Common Stock.
          1.2 Consideration. On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery by Seller to Buyer of the Company Common Stock, Buyer will pay to Seller $330,750,000 (the "Purchase Price").
     ARTICLE II
     CLOSING
          2.1 The Closing. Subject to Section 8.1 hereof, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Morgan, Lewis & Bockius, 2000 One Logan Square, Philadelphia, Pennsylvania at 8:30 a.m., local time, on the later of
(i) April 1, 1994, (ii) the fifth business day following the satisfaction or waiver of all of the conditions set forth in Article VI and Article VII hereof or (iii) at such other place and time as may be agreed upon by Seller and Buyer (the "Closing Date").
          2.2 Delivery of and Payment for Company Common Stock; Guaranty. At the Closing, subject to the satisfaction or waiver of the conditions set forth herein: (i) Seller shall deliver or cause to be delivered to Buyer certificates evidencing the Company Common Stock, properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date, and otherwise in a form acceptable for transfer on the books of the Company, (ii) Buyer shall deliver or cause to be delivered to Seller the Purchase Price, by wire transfer of immediately available funds, and (iii) Buyer shall deliver the Guaranty in accordance with the Term Credit Agreement.
     ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller hereby represents and warrants to Buyer as follows, except as otherwise set forth in a disclosure letter to Buyer of even date herewith (the "Disclosure Letter"):
          3.1 Corporate Organization, Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and own and lease its properties, including the Company Common Stock. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it will be constituted upon completion of the Restructuring, and to own and lease the properties and assets it will then own and lease and at the Closing will be duly qualified as a foreign corporation to conduct the business to be conducted by it upon completion of the Restructuring and is in good standing in each jurisdiction in which such qualification will then be required under applicable law, except jurisdictions in which the Company's failure to be so qualified would not or could not reasonably be expected to, individually or in the aggregate, result in a material adverse change in the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company's Subsidiaries (as defined in Section 3.4 hereof) taken as a whole, as the same will be constituted upon completion of the Restructuring (a "Material Adverse Effect").
          3.2 Capital Stock. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which only the Company Common Stock is issued and outstanding, and no other shares of any other class or series of capital stock are authorized, issued or outstanding. All of the shares of Company Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. There are no subscriptions, options, convertible or exchangeable securities or instruments, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to or providing for the issuance, sale, purchase, redemption, transfer, voting or registration of any shares of Company Common Stock or other capital stock or ownership interests in the Company.
          3.3  Ownership of  Stock.  Seller  has good, valid  and marketable title to the Company Common Stock free and clear of all liens, claims, rights, Encumbrances or interests of any other person (collectively "Encumbrances"), other than the restrictions imposed by federal and state securities laws. Upon consummation of the transactions contemplated hereby, Buyer will acquire good and valid title to the Company Common Stock, free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws and any of the foregoing created by Buyer or arising from its activities.
          3.4 Subsidiaries. Upon completion of the Restructuring, the Company will not own, directly or indirectly, capital stock or other equity interests of any other corporation or entity amounting to 50% or more of such equity interests outstanding, except as set forth on Schedule 3.4 attached hereto (each such corporation or other entity, a "Subsidiary"). Upon completion of the Restructuring, all the outstanding capital stock of each Subsidiary will be owned directly or indirectly by the Company free and clear of all Encumbrances, and will be validly issued, fully paid, nonassessable and free of preemptive rights. Upon completion of the Restructuring there will be no subscriptions, options, convertible or exchangeable securities or instruments, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to or providing for the issuance, sale, purchase, redemption, transfer, voting or registration of any shares of capital stock or other ownership interests in any Subsidiary, except for liens or rights granted in connection with "Financing Transactions" (as defined in Section 3.11 hereof) and securitization transactions in the ordinary course of business. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has full corporate power and authority to carry on its business as it is now conducted and as it will be constituted upon completion of the Restructuring and to own and lease the properties and assets it now owns and leases and will then own and lease, and is duly qualified as a foreign corporation to conduct the business currently and to be conducted by it upon completion of the Restructuring and is in good standing in each jurisdiction in which such qualification is now or will then be required under applicable law, except jurisdictions in which the failure to be so qualified or otherwise authorized would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          3.5 Authorization, Etc. Seller has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Seller has authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and no shareholder approval or other corporate proceedings on the part of Seller is necessary to approve and authorize the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes a valid and binding agreement of Seller, assuming the due execution of the Agreement by Buyer, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
(b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          3.6 No Conflict. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any provision of the Certificate of Incorporation or Bylaws of Seller or the Company, or any loan or credit agreement, note, bond, mortgage, indenture, lease, management agreement or other agreement, instrument, permit, franchise, license, judgment, order, decree, statute, or regulation applicable to Seller, the Company or any Subsidiary, or any of their respective properties or assets, including, in the case of the Company and the Subsidiaries, as the same will be constituted upon completion of the Restructuring, other than any such conflicts, violations or defaults which individually and in the aggregate will not have a Material Adverse Effect.
          3.7 SEC Filings. The Registration Statement and Preliminary Prospectus comply in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the SEC thereunder (the "Rules and Regulations") and neither of such documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The financial statements included in the Registration Statement and Preliminary Prospectus comply as to form in all material respects with applicable accounting requirements and the published rules and regulation of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and the Predecessor Business as at the dates thereof and the results of operations of the Predecessor Business for the periods covered thereby.
          3.8 Compliance with Law; Governmental Authorizations. Neither the Company nor any Subsidiary is, nor is the Predecessor Business being operated, in violation of any federal, state, local or foreign law, statute, rule, regulation, ordinance or code or any order, judgment, writ, injunction, decree or award entered by any federal, state, local or foreign court, arbitrator or other forum of competent jurisdiction, except for any violation or violations which would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          3.9 No Violation. None of the Company, Seller nor any of their respective subsidiaries (i) is in violation of its Certificate of Incorporation or Bylaws, or (ii) is in default and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any loan or credit agreement, note, bond, mortgage, indenture, lease, management agreement or other agreement, instrument, permit, franchise, license, judgment, order, decree, statute, or regulation applicable to Seller, the Company or any of their respective subsidiaries which relates to or affects the Predecessor Business, except for such violations, defaults or failures which would not have a Material Adverse Effect.
          3.10 Consents and Approvals. Except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or as set forth in the Preliminary Prospectus, no consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Seller, the Company or any Subsidiary in connection with the consummation of the Restructuring or the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except (i) as disclosed in Schedule 3.10, annexed hereto or (ii) for such as would not reasonably be expected to have a Material Adverse Effect.
          3.11 Title to Properties. The Company and each Subsidiary has, or will have, upon completion of the Restructuring, good and marketable title to all properties and assets described in the Preliminary Prospectus as to be owned by it upon completion of the Restructuring, free and clear of Encumbrances, except (i) as disclosed in the Preliminary Prospectus, including the financial statements therein; and (ii) except for Permitted Liens. "Permitted Liens" shall mean, when applicable, such liens, imperfections of title, easements and encumbrances as are (i) disclosed in the financial statements or the notes thereof included in the Registration Statement, (ii) created to secure liabilities incurred by the Predecessor Business in Financing Transactions entered into in the ordinary course of business and assumed by the Company in the Restructuring, (iii) for current taxes not yet due and payable, (iv) disclosed in the Disclosure Letter,
(v) rights to the use or ownership of assets provided by the documents and similar documents entered into in connection with Financing Transactions ("Financing Documents"), (vi) created and subject to indemnification of Seller by third parties under the Financing Documents or similar documents entered into after December 31, 1993, (vii) worker's, carrier's or materialmen's liens, or (viii) not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present or intended use of the property subject thereof. "Financing Transactions" shall mean financing transactions conducted by the Predecessor Business with respect to any type of property under which Seller is the lessor, lessee, the seller, the lender or an assignee thereof and of the type which is reflected in the Consolidated Balance Sheet of the Predecessor Business at December 31, 1993 included in the Registration Statement in the lines captioned "investment in finance leases," "investment in notes receivable," or "investment in operating leases, net of accumulated depreciation."
          3.12 No Material Adverse Change. Since December 31, 1993 and except as set forth in the Preliminary Prospectus, there has been no material adverse change in the business, condition (financial or otherwise), assets, liabilities or operations of the Company, the Subsidiaries or the Predecessor Business, except for such changes as do not, in the aggregate, have a Material Adverse Effect.
          3.13 Certain Agreements. Except as set forth in the Preliminary Prospectus as modified by this Agreement, there are no severance, employment or similar agreements or understandings between the Company or any Subsidiary on the one hand, and any current or former director, officer or other employee of the Company or any Subsidiary, on the other hand, under which the rights of a party are triggered solely upon a change of control of the Company or any Subsidiary.
          3.14 Brokers and Finders. None of the Company, the Subsidiaries and Buyer is or will be liable for any brokerage, finder or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, the Company, any Subsidiary or any affiliate thereof.
     ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer hereby represents and warrants to Seller as follows:
          4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted, and to own and lease its properties and assets it owns and leases and is duly qualified as a foreign corporation to conduct its business and is in good standing in each jurisdiction in which such qualification is required under applicable law, except jurisdictions in which Buyer's failure to be so qualified would not or could not reasonably be expected to, individually or in the aggregate, result in a material adverse change in the business, condition (financial or otherwise), assets, liabilities or operations of Buyer and its subsidiaries taken as a whole.
          4.2 Authorization, Etc. Buyer has full corporate power and authority to execute and deliver this Agreement and the Guaranty and to carry out the transactions contemplated hereby and thereby. The Board of Directors has duly approved and authorized the execution and delivery of this Agreement and the Guaranty and the consummation of the transactions contemplated hereby and thereby, and no shareholder approval or other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the Guaranty by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby. The Agreement has been duly and validly executed and delivered by Buyer. The Agreement constitutes, and the Guaranty, when executed and delivered by Buyer, will constitute, a valid and binding obligation of Buyer, assuming the due execution of the Agreement by Seller, enforceable against Buyer in accordance with their respective terms, except that
(a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws nor or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any preceding therefor may be brought.
          4.3 No Conflict. Except as disclosed in Schedule 4.3, the execution and delivery of this Agreement and the Guaranty by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any provision of the Certificate of Incorporation or Bylaws of Buyer, or any loan or credit agreement, note, bond, mortgage, indenture, lease, management agreement or other agreement, instrument, permit, franchise, license, judgment, order, decree, statute, or regulation applicable to Buyer, or any of its properties or assets, other than any such conflicts, violation or defaults which individually and in the aggregate will not have a material adverse change in the business, condition (financial or otherwise), assets, liabilities or operations of Buyer and its subsidiaries taken as a whole (a "Buyer Material Adverse Effect").
          4.4 Acquisition for Investment. Buyer is acquiring the Company Common Stock solely for its own account and not with a view to any distribution or other disposition of such stock or any part thereof, or interest therein, except in accordance with the Securities Act.
          4.5 Brokers and Finders. Seller will not be liable for any brokerage, finder or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

          4.6 Financial Statements and Reports. As of their respective dates, all periodic and current reports, proxy statements and registration statements filed by Buyer and GFC Financial Corporation, a Delaware corporation ("GFCFC"), with the SEC since December 31, 1992 (collectively, the "SEC Filings") did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of any SEC Filing, any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent SEC Filing. Since December 31, 1992, each of Buyer and GFCFC has filed with the SEC all reports and all other filings required to be filed with the SEC under the rules and regulations of the SEC. The audited consolidated financial statements and unaudited interim condensed consolidated financial statements of Buyer and its subsidiaries, GFCFC and its subsidiaries and persons acquired by Buyer or GFCFC included or incorporated by reference in the SEC Filings have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Buyer, GFCFC or any such acquired person, as the case may be, as at the dates thereof and the results of its operations, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments.
          4.7 Absence of Adverse Changes. Since December 31, 1993, except as disclosed in the SEC Filings, there has been no Buyer Material Adverse Effect.
          4.8 Availability of Financing. Buyer has furnished Seller with a true and complete copy of the letter dated March 3, 1994 from Merrill Lynch & Co. to GFCFC with respect to a forward underwriting of debt securities, which letter is in full force and effect on the date hereof.
     ARTICLE V
     COVENANTS AND AGREEMENTS
          5.1 Conduct of Business. Until the Closing, Seller will conduct or cause to be conducted the Predecessor Business only in the ordinary course, consistent with past practice, except as disclosed in the Preliminary Prospectus. Without limiting the generality of the foregoing, Seller further covenants that, except (i) as disclosed in the Preliminary Prospectus, as modified by the terms of this Agreement, (ii) as consented to by Buyer in writing or (iii) as contemplated by the Restructuring, Seller shall:
               (a)  use  reasonable  efforts consistent  with  good business judgment to (i) preserve intact the present business organization of the Predecessor Business, the Company and the Subsidiaries, (ii) keep available the services of the employees of the Predecessor Business, the Company and each Subsidiary, (iii) maintain in full force and effect all licenses, permits and franchises of the Predecessor Business, the Company and the Subsidiaries and (iv) preserve the present relationships of the Predecessor Business, the Company and the Subsidiaries with those persons having business dealings with them;
               (b)  not permit the Predecessor  Business, the Company or any
Subsidiary to (i) except as specifically provided in this Agreement, borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, except in the ordinary course of business, consistent with past practice; (ii) make any capital expenditure individually in excess of $500,000 or in the aggregate in excess of $3,000,000 or execute any material lease, lease renewal or lease amendment under which the Company or a Subsidiary is a lessee, other than capital expenditures in connection with Financing Transactions entered into in the ordinary course of business, which capital expenditures shall not exceed $500,000 individually or $3,000,000 in the aggregate, or incur any material commitment or liability therefor; (iii) make any change in financial reporting or accounting methods or practices, except as required by law or GAAP; (iv) knowingly waive or commit to waive any rights the waiver of which would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (v) make any material change in its lending, leasing or tax practices or policies; or (vi) agree to do any of the foregoing;
               (c)  not permit the Predecessor  Business, the Company or any
Subsidiary to (i) make or agree to make any increase in the compensation payable or to become payable to any employee, agent, consultant or other similar representative of the Predecessor Business, the Company or any Subsidiary, or make or agree to make any increase in any bonus or incentive compensation or commission plan, insofar as it may relate to employees of the Predecessor Business, except in each case (x) as may be required under agreements in existence on February 28, 1994 or (y) in the ordinary course of business consistent with past practices, (ii) pay or agree to pay to any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement for any personnel of the Predecessor Business except pursuant to existing plans and arrangements described in the Preliminary Prospectus as modified by the terms hereof or (iii) enter into any new employment, management or consulting agreement affecting the Predecessor Business, the Company or any Subsidiary;
               (d)  not permit the Predecessor  Business, the Company or any
Subsidiary to make any single credit arrangement or capital expenditure in excess of $25 million;
               (e)  cause all  reserves and other similar  amounts reflected in the books and records of the Predecessor Business, the Company and each Subsidiary to be established and reflected on a basis consistent with those reserves and other similar amounts and reserving methods followed in preparing the financial statements included in the Preliminary Prospectus; and
               (f)  not elect or  appoint any  new members to  the Board  of
Directors of the Company.
          5.2  Access to Books, Records and Properties.
               (a)  Seller  agrees that  from  the date  hereof through  the
Closing Date, it will give or cause to be given (at no charge, cost or expense to Buyer) to Buyer and its auditors and other representatives and agents full access to all premises, properties, books, records, work papers and employees of or pertaining to the Company, each Subsidiary and the Predecessor Business, and to cause their respective officers and employees to furnish to Buyer such financial and operating data and other information with respect to the properties and the conduct of the businesses of the Predecessor Business, the Company and each Subsidiary, as Buyer shall from time to time request; provided, however, that any such investigation shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the operation of the businesses of Seller, the Company, or any Subsidiary. Without limiting the foregoing, Buyer shall have the right to maintain up to two of its representatives at the offices of the Predecessor Business, the Company and/or each Subsidiary, and Seller shall provide (or cause to be provided) reasonable office space, secretarial assistance and photocopying facilities to such representatives.
               (b)  Buyer  agrees  that from  the  date  hereof through  the
Closing Date, it will give or cause to be given (at no charge, cost or expense to Seller) to Seller and its auditors and other representatives and agents full access to all premises, properties, books, records, work papers and relevant employees of Buyer and to cause its officers and employees to furnish to Seller such financial and operating data and other information as Seller shall from time to time request, but in each case only to the extent any of the foregoing relate to the financial condition and results of operations of Buyer; provided, however, that any such investigation shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the operation of Buyer. Without limiting the foregoing, Buyer shall provide (or cause to be provided) reasonable office space, secretarial assistance and photocopying facilities to such representatives.
               (c)  Any investigation conducted by or  on behalf of Buyer or
Seller pursuant to this Section 5.2 or otherwise shall not affect such person's right to rely on the representations and warranties of the other set forth herein and in the Prospectus.
          5.3  Filings and Consents.
               (a)  As soon  as practicable after execution  and delivery of this Agreement, Buyer and Seller shall make or cause to be made all filings required under the HSR Act relating to the Restructuring and the transactions contemplated hereby. In addition, Buyer and Seller will each furnish or cause to be furnished all information as may be required by the United States Federal Trade Commission or Department of Justice under the HSR Act in order that the requisite approvals for the purchase and sale of the Company Common Stock, and the transactions contemplated hereby, be obtained or to cause any applicable waiting periods to expire or terminate. The parties hereto will cooperate with each other with respect to obtaining, as promptly as practicable, all necessary consents, approvals and authorizations described in Schedules 3.10 and 4.3 necessary to authorize, approve or permit the consummation of the transactions contemplated hereby.
               (b)  Seller will take (and will cause each of the Company and the Subsidiaries to take) all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to obtain as promptly as practicable the approvals, authorizations, notices, declarations, filings and registrations with all governmental and regulatory authorities and third persons described in
Schedule 3.10 required to be made or obtained by Seller, the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Restructuring and the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer shall cooperate with Seller and the Company in seeking to obtain consents to assignments of contracts and other rights and obligations included in the Assets and Assumed Liabilities (as defined in the Assets Purchase Agreement to be entered into by the Company and the Seller in connection with the Restructuring (the "Assets Purchase Agreement"). In connection therewith, Buyer shall consider in good faith entering into a guarantee with respect to the Company obligations under such Asset or Assumed Liability.
          5.4  Tax Matters.
               (a)  Seller Taxes.  Seller shall be liable for, shall pay and shall indemnify and hold Buyer, the Company and the Subsidiaries harmless against (i) all Taxes of the Company and the Subsidiaries measured with respect to net income attributable to any taxable year or taxable period ending on or before the Closing Date, (ii) any liability of the Company and the Subsidiaries for Taxes, not arising from the Predecessor Business, of any affiliated group of which the Company or any Subsidiary was a member at any time up to and including the Closing Date pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of law), and (iii) any other Taxes payable by any affiliate of Seller, the Company and the
Subsidiaries as a result of the Restructuring and the transactions contemplated hereunder, except as otherwise provided in Section 7.2(c) of the Assets Purchase Agreement. Any tax sharing, tax allocation or tax indemnification agreement in effect to which the Company or any Subsidiary is a party shall be terminated and the Company and the Subsidiaries shall have no obligations under such agreements.
               (b)  Tax Treatment.   Buyer  and Seller  agree to report  the
transactions contemplated under the Assets Purchase Agreement and this Agreement as a taxable sale of assets by Seller to the Company for income tax purposes. Buyer, however, shall have the right to make protective elections under Section 338(h)(10) of the Code and any state or local counterparts. Therefore, at Buyer's option, Seller and Buyer shall make the elections pursuant to Section 338(h)(10) of the Code and any state or local counterpart (the "Tax Election"), concerning the transactions contemplated by this Agreement. Buyer may make such election for some jurisdictions and not for others in Buyer's sole and absolute discretion. Within 15 days after the date hereof, Seller shall provide Buyer with a list of jurisdictions in which the Predecessor Business is conducted. On or before the Closing Date, Buyer shall provide Seller with a list of all jurisdictions in which Buyer intends to make the Tax Election. To effect any Tax Election, Buyer and Seller agree at the Closing to execute the appropriate form, statement or election in such other manner as may be required by any rule or regulation of the Internal Revenue Service and any additional election statement or related filing required by relevant state or local taxing authorities. The parties shall allocate the Consideration among the respective assets of the Company and Subsidiaries in accordance with Section 1060 of the Code.
               (c)  Refunds and Credits.  Any refunds and credits for  Taxes shall be for the account of the party who is responsible for such Taxes under this Agreement or the Assets Purchase Agreement.
               (d)  Control  of  Tax  Proceedings.     Whenever  any  Taxing
authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Seller is or may be liable, in whole or in part, under this Agreement, Buyer shall promptly inform Seller and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations would materially affect the amount of Taxes for which Seller is liable under this Agreement. Buyer and Seller shall jointly participate in any proceedings for Sales Taxes, as defined in
Section 7.2(c) of the Assets Purchase Agreement.
               (e)  Definition.  "Tax"  (including with correlative meaning, the terms "Taxes" and "Taxable") means (i) any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax, with respect to the Company or any Subsidiary, (ii) any liability of the Company or any Subsidiary for the payment of any amount of the type described in clause (i) as a result of the Company or any Subsidiary being a member of an affiliated or combined group with, or a successor to, or transferee of, any other corporation at any time on or prior to the Closing Date, and (iii) any liability of the Company or any Subsidiary pursuant to any tax sharing, tax allocation, tax indemnification or tax reimbursement agreement in effect at any time on or prior to the Closing Date.
          5.5 Employee Benefits and Employment. Seller, the Company and Buyer shall take or cause to be taken such actions as may be necessary to implement the provisions of Section 5.1 of the Assets Purchase Agreement to be entered into between the Company and Seller in connection with the Restructuring, as modified by this Agreement.
          5.6 Completion of the Restructuring; Asset Purchase Agreement. On or prior to the Closing, Seller and the Company will complete the Restructuring. In the Restructuring: (a) none of the executive compensation plans, arrangements and agreements described in the Preliminary Prospectus under the heading "Management-Executive Compensation After the Offering" shall be established, (b) the Company shall not enter into the revolving credit facility described under the heading "Terms of Indebtedness-Revolving Credit Facility," (c) the public offering of common stock of the Company contemplated by the Registration Statement shall be suspended neither the Company nor Buyer shall pay or bear any of the costs thereof, including without limitation legal, accounting, SEC and NASD fees or any amounts that may be due or payable to the prospective underwriters therein, (d) Seller shall make payment of the bonus amounts referred to under the caption "Management Incentive Arrangements" in the Preliminary Prospectus, and neither the Company nor Buyer shall pay or bear any of the costs thereof, (e) Seller and the Company shall not enter into the Agreement with Respect to Certain Real Estate, and (f) the Seller and the Company
shall enter into the Assets Purchase Agreement in the form of Annex A attached hereto. In the Restructuring all instruments of conveyance and assumption, contracts and other documents shall be subject to the review of Buyer, and shall be subject to Buyer's reasonable approval, it being understood that, except as provided herein, the substance of such documents shall be as described in the Preliminary Prospectus and no changes shall be required in the forms of the Term Credit Agreement and the Management Agreement between the Company and Seller, filed as exhibits to Amendment No. 3 to the Registration Statement, except as set forth on Annex B, attached hereto and except as may be required to conform any provision thereof to the terms and provisions hereof.
          5.7 Notification of Certain Events. Each of Buyer and Seller shall inform the other in writing of, and contemporaneously with such notice will provide to the other true and complete copies of all information and documents relating to, any event, transaction or circumstance occurring after the date hereof that causes or is reasonably likely to cause any of its covenants or agreements under this Agreement or the documents to be entered into in connection with the Restructuring, to be breached or that renders or is reasonably likely to render untrue any of its representations or warranties contained in this Agreement or in any such documents. Each of Seller and Buyer shall use commercially reasonable efforts to cure, before the Closing, (a) any such breach or misrepresentation by it and (b) any violation or breach of any of its representations, warranties, covenants or agreements in this Agreement, whether occurring or arising before or after the date hereof.
          5.8 Covenant to Satisfy Conditions. Seller and Buyer agree to use all reasonable efforts to assure that the conditions to each other party's obligations hereunder set forth in Article VI and Article VII hereof are satisfied, insofar as such maters are within the control of such party.
          5.9 Non-Solicitation of Employees. Seller agrees that, for a period beginning on the date hereof and ending on the third anniversary of the Closing Date, neither Seller nor any subsidiary of Seller, or any affiliate thereof, will, without Buyer's prior written consent, directly or indirectly solicit any person who is expected to be or is an employee of the Company or any Subsidiary immediately upon completion of the Restructuring to pursue employment opportunities other than with Buyer, the Company or any Subsidiary.
          5.10 Confidentiality. Each party hereto will hold and will cause its officers, directors, employees, consultants, advisory and other agents to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirement of law (collectively, "Legal Requirements"), all confidential documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information
(i) is  or was  previously known  by the  party to  which it  was furnished,
(ii) is or  becomes in the public domain through no  fault of such party, or
(iii) is later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other Person, except its auditors, attorneys, financial advisors and other consultants and advisers in connection with this Agreement (unless compelled to so disclose by Legal Requirements) and shall not use such information other than in connection with this Agreement or the transactions contemplated hereby until after the Closing Date. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained to the extent required above, and such information shall not be used to the detriment of, or in relation to any investment in, another party hereto and all such documents (including copies, summaries and analyses thereof) shall be returned to the party that provided such documents immediately upon the written request of such other party; provided that instead of delivering any summaries or analyses, the same may be destroyed if such destruction is confirmed in writing to the other party. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.
          5.11 Certain Key Employees. Buyer shall offer to Messrs. Lam, Buchanan, Messina and Vandervalk employment contracts, and seek in good faith to enter into such contracts, containing normal and customary provisions consistent with the following, subject to modification with the consent of the respective proposed employee:
          (a)  Term:  three years;
          (b) Relocation: no relocation to another city required during the term of the agreement;
          (c)  Cash  compensation:    salary,  short   and  long-term  bonus
opportunities not less favorable in the aggregate than those presently in effect;
          (d) Equity-based compensation: stock grants, stock appreciation rights or other equity-based compensation not materially less favorable, in the aggregate, than that described in the Registration Statement; provided that the management stock purchase arrangements and related loans described in the Preliminary Prospectus under "Management-Executive Compensation After the Offering-Management Stock Purchase Arrangements" shall not be considered in connection with the foregoing.
          5.12 SEC Filings. Buyer shall furnish or make available to Seller true and complete copies of all SEC Filings and any additional such filings made by Buyer or GFCFC from the date hereof through the Closing Date.
     ARTICLE VI

     CONDITIONS TO OBLIGATIONS OF SELLER
          The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, in the discretion of Seller, to the fulfillment, at or prior to the Closing, of each of the following conditions, unless waived in writing by Seller.
          6.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.
          6.2 Performance. Buyer shall have performed in all material respects all of its obligations under this Agreement to be so performed by Buyer on or prior to the Closing Date.
          6.3 Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and executed by an appropriate officer of Buyer, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.
          6.4 Injunctions. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated,  and  no proceeding  seeking such  action  shall be  pending or threatened.
          6.5 Governmental Filings and Consents. All consents, approvals and waivers from governmental authorities or agencies, and all consents, approvals, waivers and authorizations described in Schedules 3.10 and 4.3 hereto, necessary to permit Buyer and Seller to consummate the transactions contemplated hereby shall have been obtained, except for such consents, approvals or waivers the failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect.
          6.6 Opinion of Counsel. Seller shall have received an opinion or opinions of counsel for Buyer reasonably satisfactory to Seller as to the matters set forth in Annex C, attached hereto.
          6.7 Other Documents. Seller shall have received such other instruments, certificates and documents as it shall reasonably request to evidence satisfaction of the conditions to its obligations hereunder.
          6.8  Absence  of Credit  Change.   Subsequent  to the  date hereof
(i) no downgrading shall have occurred in the rating accorded or proposed to be accorded Buyer's existing or proposed debt securities by Moody's, Standard & Poor's or Duff & Phelps, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating or proposed rating of any of existing or proposed debt securities of Buyer.
     ARTICLE VII

     CONDITIONS TO OBLIGATIONS OF BUYER
          The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, in the discretion of Buyer, to the fulfillment, at or prior to the Closing, of each of the following conditions, unless waived in writing by Buyer.
          7.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.
          7.2 Performance. Seller shall have performed in all material respects all of its respective obligations under this Agreement to be so performed by Seller on or prior to the Closing Date, including without limitation consummation of the Restructuring in accordance with Section 5.6 hereof.
          7.3 Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by Seller, as applicable, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.
          7.4 Injunctions. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein, and no proceeding seeking such action shall be pending or threatened.
          7.5 Governmental Filings and Consents; Third Party Consents. All consents, approvals and waivers from governmental authorities or agencies and all consents, approvals, waivers and other authorizations described in Schedules 3.10 and 4.3 hereto necessary to permit Buyer and Seller to consummate the transactions contemplated hereby shall have been obtained, except for such consents, approvals and waivers the failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect or a Buyer Material Adverse Effect.
          7.6 Opinion of Counsel. Buyer shall have received an opinion of or opinions of counsel for Seller reasonably satisfactory to seller as to the matters set forth in Annex D, attached hereto.
          7.7 Resignations. Seller shall have delivered the written resignations of those officers and directors of the Company and each Subsidiary as Buyer may request not later than five business days prior to the Closing.
          7.8 Other Documents. Seller shall have received such other instruments, certificates and documents as it shall reasonably request to evidence satisfaction of the conditions to its obligations hereunder.
ARTICLE VIII

TERMINATION
          8.1 Termination. This Agreement may be terminated and abandoned at any time prior to Closing:
               (a)  by the mutual written consent of Seller and Buyer;

               (b) by either Seller or Buyer in the event the Closing has not occurred by June 1, 1994 (the "Cut-Off Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to fulfill any of its obligations under this Agreement;
               (c) by either Seller or Buyer if (i) the other party shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with by it at or prior to such date of termination within five business days following receipt by the noncomplying party of written notice of such failure to comply or (ii) any representation or warranty of the other party shall not be true in all material respects when made (provided such breach has not cured within five business days following receipt by the breaching party of written notice of the breach) or on and as of the Closing Date, as if made on and as of the Closing Date;
               (d) by Seller by written notice given to Buyer not later than March 18, 1994, based upon Seller's review of the financial condition, assets, liabilities or operations of GFCFC, Buyer and Buyer's subsidiaries.

          8.2 Effect of Termination. In the event of any termination and abandonment of this Agreement pursuant to this Article VIII, the terminating party shall promptly give notice thereof to the other parties and this Agreement shall forthwith become void and have not effect and neither party to this Agreement shall have any liability to the other hereunder, except with respect to any breach of any provisions of this Agreement.
          8.3 Break Fee. In recognition of the costs and expenses to be incurred by Seller in connection with this Agreement (including opportunity costs), concurrently with the execution and delivery of this Agreement, Buyer has paid the sum of $2,000,000 (the "Break Fee") to Seller to be credited against the Purchase Price, refunded to Buyer or retained by Seller as provided herein. Upon completion of the transaction contemplated hereby, at the Closing, the Break Fee shall be credited, without interest, against the Purchase Price payable by Buyer. In the event this Agreement shall be terminated for any reason other than the failure of Buyer to obtain a necessary waiver, consent or amendment of the agreement referred to in
Schedule 4.3, the Break Fee shall forthwith be refunded to Buyer, without interest. In the event this Agreement shall be terminated because of the failure of Buyer to obtain such waiver, consent or amendment, the Break Fee shall be retained by Seller as compensation for its costs and expenses in connection herewith.
     ARTICLE IX

     MISCELLANEOUS
          9.1 Survival of Representations and Warranties. The representations and warranties of Seller and Buyer contained in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing Date and shall remain in full force and effect thereafter until December 31, 1994; provided, however, that the representations and warranties contained in Sections 3.2, 3.3 and 3.4 shall survive indefinitely without limitation. No action or proceeding may be brought with respect to any claim based on the breach of a representation or warranty unless written notice thereof, setting forth in reasonable detail each such claim, shall have been delivered to Seller or Buyer, as the case may be, prior to the expiration of the applicable periods set forth above. Seller shall indemnify and hold harmless the Buyer from, against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any misrepresentation or breach of warranty made by Seller in this Agreement; provided, however, that Buyer shall make no claim against Seller for indemnification hereunder with respect to a misrepresentation or breach of warranty unless and until the aggregate amount of all such claims exceeds $5,000,000, whereupon Buyer may claim indemnification only for the amount of such claims, or any portion thereof, which exceeds $5,000,000. In determining the amount of claims against Seller pursuant to this Section, the amount of any net tax benefit (federal, state or local) realized by Buyer by reason of such claims shall be deducted from the amount to be paid by Seller. The indemnification provided for herein shall be limited to claims asserted and claim notices delivered during the period specified above during which the relevant representation and warranty remains in effect. The remedy provided by this
Section 9.1, subject to the limitations set forth herein, shall be the parties' exclusive remedy for the recovery of any damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any misrepresentation or breach of warranty made by or on behalf of Seller in this Agreement or in any certificate delivered by one party to the other pursuant hereto.
          9.2 Fees and Expenses. Each of the parties shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement except as expressly provided by any other provision of this Agreement. All fees and expenses associated with the transactions contemplated by the Registration Statement shall be borne by Seller.
          9.3 Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York without giving effect to the conflicts of law provisions thereof.
          9.4 Amendment. This Agreement may not be amended, modified or supplemented except under the execution and delivery of a written agreement executed by the parties hereto.
          9.5 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party; provided, however, that Buyer shall be entitled to assign any of its rights, interests or obligations hereunder to any of its affiliates (provided that in the event of any such assignment Buyer shall remain liable for all obligations of Buyer set forth herein).
          9.6 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
          9.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery, by telecopier or by mail (registered or certified by mail, postage prepared, return receipt requested) to the respective parties as follows:

          (a)  If to Buyer by telecopier or mail:
               Greyhound Financial Corporation
               Dial Tower
               Dial Corporate Center
               Phoenix, Arizona  85077-1159
               Attention:  William J. Hallinan
               Telecopy:  (602) 207-4099
          If to Buyer by hand:
               Greyhound Financial Corporation
               1850 N. Central Avenue, Suite 1159
               Phoenix, Arizona  85004
               Attention:  William J. Hallinan
          with a copy to:
               Gibson, Dunn & Crutcher
               333 South Grand Avenue
               Los Angeles, California  90071-3197
               Attention:  Andrew E. Bogen, Esq.
               Telecopy:  (213) 229-7520
          (b)  If to Seller:
               Bell Atlantic Corporation
               1717 Arch Street
               Philadelphia, Pennsylvania  19103
               Attention:  Raymond E. Dombrowski, Jr., Esq.
               Telecopy:  (215) 563-3155
          with a copy to:
               Morgan, Lewis & Bockius
               2000 One Logan Square
               Philadelphia, Pennsylvania  19103
               Attention:  N. Jeffrey Klauder, Esq.
               Telecopy:  (215) 963-3299
or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.
          9.8 Complete Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in such documents with respect to the subject matter hereof or thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. To the extent this Agreement may conflict or be inconsistent with any other document contemplated hereby, including without limitation the Assets Purchase Agreement, Term Credit Agreement and Management Agreement to be entered into in connection with the Restructuring, the terms of this Agreement shall supersede the terms of any such other document
          9.9 Publicity. No publication, press release or public announcement of any nature shall be issued pertaining to this Agreement or the transactions contemplated hereby without the prior consent of the other party hereto (which shall not be unreasonably withheld) or except as required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release or make such announcement shall use reasonable efforts to consult with the other party before issuing any such publication or press release.
         9.10 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
         9.11 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
         9.12 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
         9.13 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. This Agreement may be executed by facsimile signature which shall be deemed to be an original. Any party that executes this Agreement by facsimile signature agrees to provide the other party with a signed original promptly after the date hereof.
          IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       BELL   ATLANTIC   TRICON   LEASING
                                       CORPORATION



                                       By: . . . .
                                          Name:  .
                                          Title: .
                                       GREYHOUND FINANCIAL CORPORATION



                                       By: . . . .
                                          Name:  .
                                          Title: .


ANNEX B
MODIFICATIONS TO RESTRUCTURING DOCUMENTATION
* * * *
                 MODIFICATIONS TO TERM CREDIT AGREEMENT
            *
                Section  1.1  (Certain  Definitions)  shall  be  amended  as described below:
                All terms  defined by reference  to existing  Article 5  and the definitions of "Agreement Accounting Principles," "Material Subsidiary" and "Revolving Credit Agreement" shall be deleted.
                All definitions  of  terms  that  are also  defined  (or  in respect of which there is a corresponding term defined) in the Fifth Amendment and Restatement dated as of May 18, 1993 of Credit Agreement dated as of May 31, 1976 (as so amended and restated, as further amended by the First Amendment thereto dated as of January 31, 1994, the "GFC Credit Agreement") among Greyhound Financial Corporation, the Lenders party thereto, Bank of America National Trust and Savings Association, Chemical Bank and Citibank, N.A., as Agents, and Citibank, N.A., as Administrative Agent, shall be conformed to the terms defined in the GFC Credit Agreement, and shall be deemed to be amended to conform to any changes therein after the date of the Term Credit Agreement and to terms defined in any replacement for the GFC Credit Agreement.
                The  definition  of  "Restructuring"  shall  be  amended  by adding the following phrase to the end thereof:
                , as such transaction  is modified by the terms of the Stock
Purchase Agreement dated as of March 4, 1994 among Bell Atlantic TriCon Leasing Corporation and Greyhound Financial Corporation (the "Stock Purchase Agreement").
            *
                Section 2.2(b) (Current Note) shall be  amended by replacing the last sentence with the following:
                The  principal amount  of the Current  Note shall  be due in three equal installments on the 90th day following the Closing, the 180th day following the Closing and on December 31, 1994, respectively.
           Section 2.3(b) (Interest Rates-- Current Loan) shall be amended by replacing the reference to "four percent (4.0%)" in the fifth sentence with the reference "two percent (2.0%)."
            *
                Section  2.5 (Mandatory  Prepayments)  shall be  amended  by
deleting  the   second  sentence  therein  and   substituting  therefor  the
following:
                After  any  such  mandatory  prepayment,  payments  required under the Funded Debt Note shall be calculated by excluding from Schedule A thereto the principal of and interest on the Retained Notes Payable (or any portion thereof) in respect of which such mandatory prepayment of the Funded Debt Loan is required to be made, regardless whether such Retained Notes Payable (or such portion thereof) are repaid out of the proceeds of such prepayment or otherwise.
            *
                A  new Section 2.7,  Commitment Fee,  shall  be added  after
Section 2.6 and shall read as follows:
                2.7  Commitment Fee.   Simultaneous with the consummation of
the transactions contemplated by the Assets Purchase Agreement on the date hereof, New TriCon shall pay to Old TriCon a loan commitment fee in the amount of $13,500,000.
            *
                Sections 3.2  (Corporate  Power  and   Authority)  and   3.3
(Validity of Agreement and Notes) shall be amended to include reference to Greyhound Financial Corporation ("GFC"), as guarantor, and to the guaranty to be added as Article 9.
            *
                Sections   3.10   through   3.13   (Offering    Disclosures,
Representations in Revolving Credit Agreement and the Retained Notes Payable, Disclosure Generally, and No Default) shall be deleted.
            *
                Section  4.1(g)   (Revolving  Credit  Agreement)  shall   be
deleted.
            *
                Article  5 (Covenants) shall be deleted  in its entirety and replaced with the following:
"5.  Covenants
                For so long as any Note, or any amount  due hereunder, shall remain unpaid, New TriCon agrees:
                 5.1. Compliance with Covenants in GFC Credit Agreement. GFC and its Subsidiaries, including New TriCon shall comply with all of their covenants and agreements contained in the GFC Credit Agreement, as it may be amended, modified or supplemented from time to time after the date hereof, or in any replacement credit facility therefor that may be in effect from time to time. In the event that the GFC Credit Agreement and all replacements therefor are terminated at any time while this Agreement remains in effect, the covenants contained in the GFC Credit Agreement or the latest of such replacements in effect immediately prior to termination thereof shall be deemed to be incorporated herein by reference and shall continue in effect for all purposes hereof, as thereafter amended, modified or supplemented in accordance with the terms hereof. New TriCon promptly shall inform Old TriCon of any defaults under the GFC Credit Agreement or any replacement therefor. GFC shall give Old TriCon copies of all documents or information delivered by GFC to any Lender (including without limitation the Administrative Lender) pursuant to Section 4.01 (a), (b), (e), (f) or
(g) of the GFC Credit Agreement and of all requests for waivers or amendments with respect to the GFC Credit Agreement not later than the date such documents, information, notices and requests are first given to any Lenders, and of any notice of default received by GFC with respect to the GFC Credit Agreement within two business days after receipt thereof.
                 5.2 Maintenance of New TriCon as a Separate Subsidiary. Until such time as New TriCon, GFC or GFC Financial Corporation, a Delaware corporation, consummates an offering of equity securities in an amount such that GFC is in compliance with Section 4.02(a) of the GFC Credit Agreement, after giving effect to the transactions contemplated by the Stock Purchase Agreement, New TriCon shall remain a separate subsidiary and shall not be merged or consolidated with or into any other Person.
            *
                Section 6.1(a) (Defaults)  shall be amended  to read in  its entirety as follows:
           (a) Failure to pay principal of or interest on any Note, or any other amount payable hereunder, when due.
            *
                Section 6.1(b) (Defaults) shall be amended  by replacing the phrase "15 days" with the phrase "10 days."
            *
                Section 6.1(g) (Change of  Control) shall be deleted.  A new
Section 6.1(g) shall be added to the effect that an Event of Default shall occur if the GFC guaranty ceases to be in full force and effect.
            *
                Sections  6.1(h)  and  (i)  (insolvency defaults)  shall  be revised to include references to GFC, as guarantor.
            *
                A  new  Article  9  shall  be  added  to  incorporate  a GFC unconditional guaranty of principal, interest and all other amounts payable under the Funded Debt Note and the Current Note.
            *
                Section  8.2 (Successors  and Survival  of  Terms) shall  be amended by adding at the end of the first sentence thereof, the following:
           and except that Old TriCon shall not assign its rights with respect to the Notes, or either of them, or the Loans, or either of them, in any case in whole or in part, or any of its other rights under this Agreement without the prior written consent of New TriCon, which shall not unreasonably be withheld or delayed, except for assignments to affiliates of Old TriCon.
           Section 8.2 shall be further amended by adding the following at the end:
           Except as set forth in Section 5.2, nothing contained herein shall prohibit the merger, liquidation with and into, or sale of all or substantially all of the assets of New TriCon with or to GFC or any affiliate thereof, provided that in the event New TriCon shall not be the surviving corporation in such merger, GFC or any such affiliate shall first have executed and delivered to Old TriCon its agreement, in such form as Old TriCon may reasonably request, to assume the obligations of New TriCon hereunder.
           * Section 8.3 (Participations) shall be amended by adding the following phrase at the endf of the paragraph:
                ,  and  (iii) the  Participant  shall  be   subject  to  the
approval of new TriCon, which approval shall not be unreasonably withheld or delayed.
            *
                Section 8.8  (Governing Law) shall  be amended by  replacing the words in the first sentence "Commonwealth of Pennsylvania" to with the words "State of New York," and by deleting the submission by parties to jurisdiction of Pennsylvania courts and inserting in place thereof a submission to the jurisdiction of New York courts.
* * * *
MODIFICATIONS TO MANAGEMENT AGREEMENT
            *
                Section IX., INDEMNIFICATION, shall be amended as follows:
                Subsection  A. shall  be amended by  inserting the words "on an after tax basis" after the words "indemnify and hold harmless" in the first sentence thereof.
                Subsection B. shall  be amended by inserting  the words  "on an after tax basis" after the words "TriCon shall indemnify.
                Subsection C.  shall be  amended by inserting  the words "on an after tax basis" after the words "BATCL shall indemnify".

Annex C
Opinion of Buyer's Counsel
           (i) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer has full corporate power and authority to carry on its business, and to own and lease its properties and assets and is duly qualified as a foreign corporation to conduct business and is in good standing in each jurisdiction in which such qualification is required under applicable law, except jurisdictions in which Buyer's failure to be so qualified would not or could not reasonably be expected to, individually or in the aggregate, result in a material adverse change in the business, condition (financial or otherwise), assets, liabilities or operations of Buyer and its subsidiaries taken as a whole;
           (ii) The Buyer has full corporate power and authority to execute and deliver the Stock Purchase Agreement and the Guaranty and to carry out the transactions contemplated thereby;

           (iii) Each of the Stock Purchase Agreement and the Guaranty has been duly executed by, and is a valid and legally binding obligation of, the Buyer, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers and by general principles of equity, whether considered in a proceeding in law or equity;
           (iv) The execution and delivery of this Agreement and the Guaranty by Buyer do not, and the consummation of the transactions contemplated thereby and compliance with the provisions thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or the loss of a material benefit under, any provision of the Certificate of Incorporation or Bylaws of Buyer, or any loan or credit agreement, note, bond, mortgage, indenture, lease, management agreement or other agreement, instrument, permit, franchise, license, judgment, order, decree, statute, or regulation applicable to Buyer, or any of its properties or assets, other than any such conflicts, violation or defaults which individually and in the aggregate will not have a material adverse effect on Buyer and its subsidiaries considered as a whole.
           (v) No consent, approval, or authorization of, or notice to, or declaration, filing or registration with, any federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution and delivery of the Stock Purchase Agreement and the consummation by the Buyer of the transactions contemplated thereby, other than such filings as have been made and such consents, approvals and authorizations as have been obtained.

Annex D
Opinion of Counsel
to Seller and the Company
          (i) Each of Seller, the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Seller has full corporate power and authority to conduct its business as it is now being conducted and own and lease its properties, including in the case of Seller, the Company Common Stock. The Company has full corporate power and authority to carry on its business as constituted upon completion of the Restructuring, and to own and lease its properties and assets, including without limitation those acquired in the Restructuring, and is duly qualified as a foreign corporation to conduct the business to be conducted by it following the Restructuring and is in good standing in each jurisdiction in which such qualification is required under applicable law, except jurisdictions in which the Company's failure to be so qualified would not or could not reasonably be expected to, individually or in the aggregate, result in a material adverse change in the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Subsidiaries taken as a whole, as the same is constituted upon completion of the Restructuring (a "Material Adverse Effect");
          (ii) Seller has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby;
          (iii) The Stock Purchase Agreement has been duly and validly authorized, executed and delivered by, and is a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers and by general principles of equity, whether considered in a proceeding in law or equity;
           (iv) Each of the Assets Purchase Agreement, the Term Credit Agreement and the Management Agreement (collectively the "Restructuring Documents") has been duly and validly authorized, executed and delivered by, and is a valid and legally binding obligation of, each of the Company and Seller, enforceable against each of the Company and Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers and by general principles of equity, whether considered in a proceeding in law or equity;
           (v) The authorization, execution and delivery of the Stock Purchase Agreement and the Restructuring Documents by Seller and the Company do not, and the consummation of the transactions contemplated thereby by Seller and the Company and compliance with the provisions hereof by Seller and the Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or the loss of a material benefit under, any provision of the Certificate of Incorporation or Bylaws of Seller or the Company or any loan or credit agreement, note, bond, mortgage, indenture, lease, management agreement or other agreement, instrument, permit, franchise, license, judgment, order, decree, statute, or regulation applicable to Seller, the Company or any Subsidiary, or any of their respective properties or assets, including, in the case of the Company, any Subsidiary and any of their respective properties and assets, as the same are constituted following the Restructuring, other than any such conflicts, violation or defaults which individually and in the aggregate will not have a Material Adverse Effect.
           (vi) The authorized, issued and outstanding capital stock of the Company is as described in Section 3.2 of the Stock Purchase Agreement, and the Company Common Stock is duly authorized, fully paid, validly issued, and non-assessable;
           (vii) To the best of such counsel's knowledge, there are no outstanding subscriptions, options, convertible or exchangeable securities or instruments, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to or providing for the issuance, sale, purchase, redemption, transfer, voting or registration of any shares of Company Common Stock or other capital stock or ownership interests in the Company;
           (viii) The Restructuring has been consummated in accordance with the Stock Purchase Agreement and the Restructuring Documents;
           (ix) All of the outstanding capital stock of each Subsidiary is owned directly or indirectly by the Company, to the best of such counsel's knowledge, free and clear of all encumbrances, and is validly issued, fully paid, nonassessable and, to the best of such counsel's knowledge, free of preemptive rights. To the best of such counsel's knowledge, there are no subscriptions, options, convertible or exchangeable securities or instruments, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to or providing for the issuance, sale, purchase redemption, transfer, voting or registration of any shares of capital stock or other ownership interests in any Subsidiary, except for liens or rights granted in connection with financing transactions and securitization transactions in the ordinary course of business. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and is duly qualified as a foreign corporation to conduct the business conducted by it and is in good standing in each jurisdiction in which such qualification is required under applicable law, except jurisdictions in which the failure to be so qualified or otherwise authorized would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
           (x) No consent, approval or authorization of, or notice to, or declaration, filing or registration with, any federal or state governmental body is required to be made by Seller, the Company or the Subsidiaries for the consummation of the Restructuring as contemplated by the Stock Purchase Agreement and the Restructuring Documents or the sale by the Seller of the Company Common Stock to the Buyer in accordance with the provisions of the Stock Purchase Agreement, other than such filings as have been made and such consents, approvals and authorizations as have been obtained;
           (ix) Upon the consummation of the transactions contemplated in the Stock Purchase Agreement and assuming the Buyer is acquiring the Company Common Stock from the Seller in good faith without any notice of an adverse claim, the Buyer will be the owner of the Company Common Stock, free of all Encumbrances.


                 SCHEDUE 4.3

                     Consents or waivers by lenders pursuant to the various Greyhound Financial Corporation credit and loan agreements, to the extent the transaction might result in a violation of certain covenants.
           LC940610.006